RESTRICTED STOCK UNIT AWARD AGREEMENT
This Agreement is entered into as of July 27, 2016, between Northwest Natural Gas Company, an Oregon corporation (the “Company”), and ______________ (“Recipient”).
Effective on July 27, 2016, the Organization and Executive Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) awarded restricted stock units to Recipient pursuant to Section 6 of the Company’s Long Term Incentive Plan (the “Plan”). Recipient desires to accept the award subject to the terms and conditions of this Agreement.
NOW, THEREFORE, the parties agree as follows:
1.Grant of Restricted Stock Units; Dividend Equivalents. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Recipient 3,100 restricted stock units (the “RSUs”). The grant of RSUs obligates the Company, upon vesting in accordance with this Agreement, to deliver to the Recipient one share of Common Stock of the Company (a “Share”) for each RSU. Upon vesting of each RSU, the Company also agrees to make a dividend equivalent cash payment with respect to each vested RSU in an amount equal to the total amount of dividends paid per share of Company Common Stock for which the dividend record dates occurred after the date of this Agreement and before the date of delivery of the underlying Shares. The RSUs are subject to forfeiture as set forth in Section 2.9 below.

2.Vesting; Forfeiture Restriction.

2.1    Vesting Schedule. All of the RSUs shall initially be unvested. Subject to Sections 2.2, 2.3, 2.4, 2.9 and 5.2, the RSUs shall vest as follows:
(a)one-fourth of the RSUs shall vest on March 1, 2019;
(b)an additional one-fourth of the RSUs shall vest on March 1, 2020; and
(c)the remaining one-half of the RSUs shall vest on March 1, 2021.

2.2    Effect of Death or Disability. If Recipient’s employment by the Company terminates because of death or physical disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986 (the “Code”)), all outstanding RSUs shall immediately vest.

2.3    CIC Acceleration if Party to a Severance Agreement. If Recipient is a party to a Change in Control Severance Agreement with the Company, all outstanding RSUs shall immediately vest if Recipient becomes entitled to a Change in Control Severance Benefit (as defined below). A “Change in Control Severance Benefit” means the severance benefit provided for in Recipient’s Change in Control Severance Agreement with the Company; provided, however, that such severance benefit is a “Change in Control Severance Benefit” for purposes of this Agreement only if, under the terms of Recipient’s Change in Control Severance Agreement, Recipient becomes entitled to the severance benefit (a) after a change in control of the Company has occurred, (b) because Recipient’s employment with the Company has been terminated by Recipient for good reason in accordance with the terms and conditions of the Change in Control Severance Agreement or by the Company other than for cause, and (c) because Recipient has satisfied any other conditions or requirements specified in the Change in Control Severance Agreement and necessary for Recipient to become entitled to receive the severance benefit. For purposes of this Section 2.3, the terms “change in control,” “good reason,” “cause” and “disability” shall have the meanings set forth in Recipient’s Change in Control Severance Agreement.

2.4    CIC Acceleration if Not a Party to a Severance Agreement. If Recipient is not a party to a Change in Control Severance Agreement with the Company, all outstanding RSUs shall immediately vest if a Change in Control (as defined in Section 2.5 below) occurs and at any time after the earlier of Shareholder Approval (as defined in Section 2.6 below), if any, or the Change in Control and on or before the second anniversary of the Change in Control, (a) Recipient’s employment is terminated by the Company (or its successor) without Cause (as defined in Section 2.7 below), or (b) Recipient’s employment is terminated by Recipient for Good Reason (as defined in Section 2.8 below).

2.5    Change in Control. For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:

(a)    The consummation of:
(1)    any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or
(2)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;
(b)    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or
(c)    Any person (as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.
2.6    Shareholder Approval. For purposes of this Agreement, “Shareholder Approval” shall be deemed to have occurred if the shareholders of the Company approve an agreement entered into by the Company, the consummation of which would result in the occurrence of a Change in Control.

2.7    Cause. For purposes of this Agreement, “Cause” shall mean (a) the willful and continued failure by Recipient to perform substantially Recipient’s assigned duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Recipient by the Company which specifically identifies the manner in which Recipient has not substantially performed such duties, (b) willful commission by Recipient of an act of fraud or dishonesty resulting in economic or financial injury to the Company, (c) willful misconduct by Recipient that substantially impairs the Company’s business or reputation, or (d) willful gross negligence by Recipient in the performance of his or her duties.

2.8    Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence after Shareholder Approval, if applicable, or the Change in Control, of any of the following circumstances, but only if (x) Recipient gives notice to the Company of Recipient’s intent to terminate employment for Good Reason within 30 days after the later of (1) notice to Recipient of such circumstances, or (2) the Change in Control, and (y) such circumstances are not fully corrected by the Company within 90 days after Recipient’s notice:

(a)    the assignment to Recipient of a different title, job or responsibilities that results in a decrease in the level of Recipient’s responsibility; provided that Good Reason shall not exist if Recipient continues to have the same or a greater general level of responsibility for the former Company operations after the Change in Control as Recipient had prior to the Change in Control even though such responsibilities have necessarily changed due to the former Company operations becoming a subsidiary or division of the surviving company;

(b)    a reduction by the Company in Recipient’s base salary as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;

(c)    the failure by the Company to continue in effect any employee benefit or incentive plan in which Recipient is participating immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control (or plans providing Recipient with at least substantially similar benefits) other than as a result of the normal expiration of any such plan in accordance with its terms as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect Recipient’s continued participation in any of such plans on at least as favorable a basis to Recipient as is the case immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control or which would materially reduce Recipient’s benefits in the future under any of such plans or deprive Recipient of any material benefit enjoyed by Recipient immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;

(d)the failure by the Company to provide and credit Recipient with the number of paid vacation days to which Recipient is then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control; or

(e)the Company’s requiring Recipient to be based more than 30 miles from where Recipient’s office is located immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which Recipient undertook on behalf of the Company prior to the earlier of Shareholder Approval, if applicable, or the Change in Control.

2.9    Forfeiture; Possible Restoration. If Recipient ceases to be employed by the Company for any reason or for no reason, with or without cause, other than because of death or physical disability (within the meaning of Section 22(e)(3) of the Code), any RSUs that did not vest pursuant to this Section 2 or Section 5.2 at or prior to the time of such termination of employment shall be forfeited to the Company; provided, however, that if Recipient’s employment is terminated by the Company without Cause or by the Recipient for Good Reason after Shareholder Approval but before a Change in Control, any RSUs that are forfeited under this sentence shall be restored to the Recipient and vested if a Change in Control subsequently occurs within two years.

3.Delivery. Subject to applicable tax withholding, on a date (a “Payment Date”) as soon as practicable after any of the RSUs become vested, the Company shall deliver to Recipient (a) the number of Shares underlying the RSUs that vested (rounded down to the nearest whole share), and (b) the dividend equivalent cash payment determined under Section 1 with respect to the number of Shares that are delivered. Notwithstanding the terms of the Company’s Deferred Compensation Plan for Directors and Executives (the “DCP”), the Shares and dividend equivalent cash payment payable pursuant to this Agreement shall not be eligible for deferral under the DCP.

4.Tax Withholding.
4.1    Recipient acknowledges that, on any Payment Date when Shares are delivered to Recipient, the Value (as defined below) on that date of the Shares so delivered (as well as the amount of the related dividend equivalent cash payment) will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required withholding amount, the Company shall first withhold all or part of the dividend equivalent cash payment, and if that is insufficient, the Company shall withhold the number of Shares having a Value equal to the remaining withholding amount. For purposes of this Section 4, the “Value” of a Share shall be equal to the closing market price for Company Common Stock on the last trading day preceding the Payment Date.

4.2    Notwithstanding the foregoing, Recipient may elect not to have Shares withheld to cover taxes by giving notice to the Company in writing prior to the Payment Date, in which case the Shares shall be issued or acquired in Recipient’s name on the Payment Date thereby triggering the tax consequences, but the Company shall retain the certificate for the Shares as security until Recipient shall have paid to the Company in cash any required tax withholding not covered by withholding of the dividend equivalent cash payment.

5.Sale of the Company. If there shall occur a merger, consolidation or plan of exchange involving the Company pursuant to which the outstanding shares of Common Stock of the Company are converted into cash or other stock, securities or property, or a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, then either:

5.1     the unvested RSUs shall be converted into restricted stock units for stock of the surviving or acquiring corporation in the applicable transaction, with the amount and type of shares subject thereto to be conclusively determined by the Committee, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by the former holders of the Company’s Common Stock following the applicable transaction, and disregarding fractional shares; or

5.2    all of the unvested RSUs shall immediately vest and the underlying Shares and related dividend equivalent cash payment shall be delivered simultaneously with the closing of the applicable transaction such that Recipient will participate as a shareholder in receiving proceeds from such transaction with respect to those Shares.

6.Changes in Capital Structure.

6.1     If, prior to the full vesting of all of the RSUs granted under this Agreement, the outstanding Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to the unvested RSUs so that Recipient’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive.

6.2    If the outstanding Common Stock of the Company is hereafter converted into or exchanged for all of the outstanding Common Stock of a corporation (the “Parent Successor”) as part of a transaction (the “Transaction”) in which the Company becomes a wholly-owned subsidiary of Parent Successor, then (a) the obligations under this Agreement shall be assumed by Parent Successor and references in this Agreement to the Company shall thereafter generally be deemed to refer to Parent Successor, (b) Common Stock of Parent Successor shall be issued in lieu of Common Stock of the Company under this Agreement, (c) employment by the Company for purposes of Section 2 of this Agreement shall include employment by either the Company or Parent Successor, and (d) the dividend equivalent cash payments under this Agreement shall be based on dividends paid on the Common Stock of the Company prior to the Transaction and Parent Successor after the Transaction.

7.Recoupment On Misconduct.

7.1     If the Committee determines that Recipient engaged in any Misconduct (as defined below) after the date of this Agreement and prior to a sale of any of the Shares (the “Tainted Shares”), and this determination is made before a Change in Control and within three years after the vesting of the Tainted Shares, Recipient shall repay to the Company the Excess Proceeds (as defined below). The Committee may, in its sole discretion, reduce the amount of Excess Proceeds to be repaid by Recipient to take into account the tax consequences of such repayment or any other factors. The return of Excess Proceeds is in addition to and separate from any other relief available to the Company due to Recipient’s Misconduct.
7.2     “Misconduct” shall mean (a) willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company, (b) willful misconduct that substantially impairs the Company’s business or reputation, or (c) willful gross negligence in the performance of the person’s duties; provided, however, that such acts shall only constitute Misconduct if the Committee determines that such acts contributed to an obligation to restate the Company’s financial statements for any quarter or year or otherwise had (or will have when publicly disclosed) an adverse impact on the market price of the Company Common Stock.

7.3    “Excess Proceeds” shall mean the excess of (a) the actual aggregate sales proceeds from Recipient’s sales of Tainted Shares, over (b) the aggregate sales proceeds Recipient would have received from sales of Tainted Shares at a price per share determined appropriate by the Committee in its discretion to reflect what the market price of the Company Common Stock would have been if the restatement had occurred or other Misconduct had been disclosed prior to such sales.

7.4    The Company may seek direct repayment from Recipient of any Excess Proceeds and may, to the extent permitted by applicable law, offset such amount against any compensation or other amounts owed by the Company to Recipient. In particular, such amount may be recovered by offset against the after-tax proceeds of deferred compensation payouts under the DCP, the Company’s Executive Supplemental Retirement Income Plan or the Company’s Supplemental Executive Retirement Plan at the times such deferred compensation payouts occur under the terms of those plans. Amounts that remain unpaid for more than 60 days after demand by the Company shall accrue interest at the rate used from time to time for crediting interest under the DCP.

8.Approvals. The issuance by the Company of authorized and unissued shares or reacquired shares under this Agreement is subject to the approval of the Oregon Public Utility Commission and the Washington Utilities and Transportation Commission, but no such approvals shall be required for the purchase of shares on the open market for delivery to Recipient in satisfaction of its obligations under this Agreement. The obligations of the Company under this Agreement are otherwise subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the award under this Agreement. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under this Agreement if such issuance or delivery would violate applicable state or federal law.

9.No Right to Employment. Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to continue to provide services to the Company or to interfere in any way with the right of the Company to terminate Recipient’s services at any time for any reason, with or without cause.

10.Miscellaneous.

10.1    Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.

10.2     Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

10.3     Assignment; Rights and Benefits. Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.

10.4     Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

10.5    Applicable Law; Attorneys’ Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

10.6    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
NORTHWEST NATURAL GAS COMPANY

By

Title    President and Chief Executive Officer